Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS; RAISES FULL YEAR 2022 OUTLOOK

Third Quarter Revenue Increased 24% Year-Over-Year; First Nine Months Revenue Increased 18% Year-Over-Year

MINNEAPOLIS, MN, November 7, 2022 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of patients with underserved chronic diseases at home, today reported financial results for the third quarter and nine months ended September 30, 2022.

Third Quarter 2022 Summary:

●	Total revenue increased 24% year-over-year to $65.3 million, compared to $52.5 million in third quarter 2021.
●	Total revenue in third quarter 2022 included $11.0 million of revenue from sales of airway clearance products, which includes the AffloVest product line acquired on September 8, 2021, compared to $0.9 million of revenue in third quarter 2021.
●	Operating loss of $1.6 million, compared to $1.4 million in third quarter 2021.
●	Non-GAAP operating income of $3.9 million, compared to $1.0 million in third quarter 2021.
●	Net loss of $2.3 million, compared to $3.4 million in third quarter 2021.
●	Non-GAAP net income of $1.9 million, compared to non-GAAP net loss of $1.6 million in third quarter 2021.
●	Adjusted EBITDA of $7.2 million, compared to $4.1 million in third quarter 2021.

Third Quarter 2022 Highlights:

●	On July 25, 2022, the Company announced the full market release of its new ComfortEase™ garments for the Flexitouch® Plus system, and the launch of its Kylee™ mobile application.

“We are excited to deliver total revenue performance that exceeded our expectations for the third quarter,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “Sales of our airway clearance products benefited from strong demand by our DME channel partners, as their sales reps continued to adopt our technology and identify patients in need of treatment among their existing customers. In our lymphedema business, we were pleased to see improvement in patient volumes at the clinics we serve, along with a positive initial response following the full market release of our ComfortEase garments. Importantly, in addition to our strong sales performance, we also delivered significant improvements in our profitability, increasing our gross, operating and adjusted EBITDA margins compared to the prior year quarter.”

Mr. Reuvers continued, “We are raising our guidance today to reflect our stronger-than-anticipated third quarter results. We remain focused on continued execution with respect to our four objectives for the second half of 2022: improving the productivity of our recently expanded salesforce, facilitating the introduction of our new products, supporting our DME channel partners and improving profitability. By continuing to execute on these objectives, we aim to position Tactile Medical for sustainable growth and improving profitability.”

Third Quarter 2022 Financial Results

Total revenue in the third quarter of 2022 increased $12.8 million, or 24%, to $65.3 million, compared to $52.5 million in the third quarter of 2021. The increase in total revenue was attributable to an increase of $10.2 million in sales of the airway clearance product line, which includes the AffloVest product acquired on September 8, 2021, and an increase of $2.6 million, or 5%, in sales and rentals of the lymphedema product line compared to the third quarter of 2021.

Gross profit in the third quarter of 2022 increased $9.8 million, or 27%, to $46.8 million, compared to $37.0 million in the third quarter of 2021. Gross margin was 71.7% of revenue, compared to 70.4% of revenue in the third quarter of 2021. Non-GAAP gross margin was 72.2% of revenue, compared to 71.8% of revenue in the third quarter of 2021.

Operating expenses in the third quarter of 2022 increased $10.1 million, or 26%, to $48.4 million, compared to $38.3 million in the third quarter of 2021.

Operating loss was $1.6 million in the third quarter of 2022, compared to $1.4 million in the third quarter of 2021. Non-GAAP operating income in the third quarter of 2022 was $3.9 million, compared to $1.0 million in the third quarter of 2021.

Other expense was $0.7 million in the third quarter of 2022, compared to $0.1 million in the third quarter of 2021. The change in other expense was primarily due to an increase in interest expense.

Income tax benefit was $77,000 in the third quarter of 2022, compared to an expense of $1.9 million in the third quarter of 2021. The difference is related to a full valuation allowance being recorded against all net deferred tax assets in the current year period, whereas no valuation allowance was recorded in the third quarter of 2021.

Net loss in the third quarter of 2022 was $2.3 million, or $0.11 per diluted share, compared to $3.4 million, or $0.17 per diluted share, in the third quarter of 2021. Non-GAAP net income in the third quarter of 2022 was $1.9 million, compared to non-GAAP net loss $1.6 million in the third quarter of 2021.

Weighted average shares used to compute diluted net loss per share were 20.1 million and 19.8 million for the third quarters of 2022 and 2021, respectively.

Adjusted EBITDA was $7.2 million in the third quarter of 2022, compared to $4.1 million in the third quarter of 2021.

First Nine Months 2022 Financial Results:

Total revenue for the nine months ended September 30, 2022, increased $26.6 million, or 18%, to $172.9 million, compared to $146.3 million for the nine months ended September 30, 2021. The increase in revenue was attributable to an increase of $25.5 million in sales of the airway clearance product line, and an increase of $1.0 million, or 1%, in sales and rentals of the lymphedema product line.

Net loss for the nine months ended September 30, 2022, was $22.5 million, or $1.12 per diluted share, compared $4.3 million, or $0.22 per diluted share, for the nine months ended September 30,

2021. Non-GAAP net loss for the nine months ended September 30, 2022, was $9.5 million, compared to $1.1 million for the nine months ended September 30, 2021.

Weighted average shares used to compute diluted net loss per share were 20.0 million and 19.7 million for the nine months ended September 30, 2022 and 2021, respectively.

Adjusted EBITDA was $6.2 million in the nine months ended September 30, 2022, compared to $8.2 million in the nine months ended September 30, 2021.

Balance Sheet Summary

As of September 30, 2022, the Company had $23.4 million in cash and cash equivalents and $49.8 million of outstanding borrowings under its credit agreement, compared to $28.2 million in cash and cash equivalents and $55.0 million of outstanding borrowings under its credit agreement as of December 31, 2021. At June 30, 2022, the Company had $23.4 million in cash and cash equivalents.

2022 Financial Outlook

The Company now expects full year 2022 total revenue in the range of $242.0 million to $245.0 million, representing growth of approximately 16% to 18% year-over-year, compared to total revenue of $208.1 million in 2021. The Company’s prior 2022 revenue guidance expectations called for total revenue in the range of $238.0 million to $242.0 million, representing growth of approximately 14% to 16% year-over-year.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on November 7, 2022, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13733034. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13733034. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,”

“believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations, and the Company’s inability to mitigate such impacts; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; wage and component price inflation; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP gross margin, non-GAAP operating income (loss), and non-GAAP net income (loss), which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs, plus acquisition costs, plus litigation defense costs, plus or minus the change in fair value of earn-out, and plus executive transition costs. Non-GAAP gross margin in this release represents gross margin plus non-cash intangible amortization expense, inventory write-offs, and inventory purchase price adjustments. Non-GAAP operating income (loss) in this release represents operating income (loss) adjusted for non-cash intangible amortization expense, inventory write-offs, inventory purchase price adjustments, acquisition costs and expenses, change in fair value of earn-out, litigation defense costs and executive transition expenses. Non-GAAP net income (loss) represents net income (loss) adjusted for non-cash intangible amortization expense, inventory write-offs, inventory purchase price adjustments, acquisition costs and expenses, change in fair value of earn-out, litigation defense costs and executive transition expenses and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
(In thousands, except share and per share data)	2022	2021
Assets
Current assets
Cash and cash equivalents	$23,426	$28,229
Accounts receivable	51,814	49,478
Net investment in leases	15,052	12,482
Inventories	23,020	19,217
Prepaid expenses and other current assets	3,484	4,141
Total current assets	116,796	113,547
Non-current assets
Property and equipment, net	6,677	6,750
Right of use operating lease assets	21,975	23,984
Intangible assets, net	51,308	54,081
Goodwill	31,063	31,063
Accounts receivable, non-current	17,703	12,847
Other non-current assets	3,004	1,998
Total non-current assets	131,730	130,723
Total assets	$248,526	$244,270
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$11,171	$5,023
Note payable	2,968	2,960
Earn-out, current	10,000	3,250
Accrued payroll and related taxes	13,575	12,139
Accrued expenses	6,953	5,262
Income taxes payable	11	16
Operating lease liabilities	2,486	2,506
Other current liabilities	8,497	3,305
Total current liabilities	55,661	34,461
Non-current liabilities
Revolving line of credit, non-current	24,904	24,857
Note payable, non-current	21,721	26,933
Earn-out, non-current	7,098	2,950
Accrued warranty reserve, non-current	2,892	3,108
Income taxes payable, non-current	298	348
Operating lease liabilities, non-current	21,506	23,354
Deferred income taxes	49	32
Total non-current liabilities	78,468	81,582
Total liabilities	134,129	116,043

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 20,155,704 shares issued and outstanding as of September 30, 2022; 19,877,786 shares issued and outstanding as of December 31, 2021	20	20
Additional paid-in capital	128,619	119,962
(Accumulated deficit) retained earnings	(14,242)	8,245
Total stockholders’ equity	114,397	128,227
Total liabilities and stockholders’ equity	$248,526	$244,270

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2022	2021	2022	2021
Revenue
Sales revenue	$55,545	$44,460	$147,980	$124,215
Rental revenue	9,717	8,037	24,905	22,114
Total revenue	65,262	52,497	172,885	146,329
Cost of revenue
Cost of sales revenue	15,476	13,096	41,366	36,425
Cost of rental revenue	2,992	2,433	7,640	6,501
Total cost of revenue	18,468	15,529	49,006	42,926
Gross profit
Gross profit - sales revenue	40,069	31,364	106,614	87,790
Gross profit - rental revenue	6,725	5,604	17,265	15,613
Gross profit	46,794	36,968	123,879	103,403
Operating expenses
Sales and marketing	26,583	22,231	79,335	61,949
Research and development	1,581	1,409	4,949	3,885
Reimbursement, general and administrative	16,257	14,500	47,369	42,802
Intangible asset amortization and earn-out	3,993	195	12,834	294
Total operating expenses	48,414	38,335	144,487	108,930
Loss from operations	(1,620)	(1,367)	(20,608)	(5,527)
Other expense	(736)	(120)	(1,765)	(154)
Loss before income taxes	(2,356)	(1,487)	(22,373)	(5,681)
Income tax (benefit) expense	(77)	1,868	114	(1,365)
Net loss	$(2,279)	$(3,355)	$(22,487)	$(4,316)
Net loss per common share
Basic	$(0.11)	$(0.17)	$(1.12)	$(0.22)
Diluted	$(0.11)	$(0.17)	$(1.12)	$(0.22)
Weighted-average common shares used to compute net loss per common share
Basic	20,139,944	19,790,838	20,021,966	19,676,749
Diluted	20,139,944	19,790,838	20,021,966	19,676,749

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2022	2021
Cash flows from operating activities
Net loss	$(22,487)	$(4,316)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,670	2,150
Deferred income taxes	17	(1,709)
Stock-based compensation expense	7,681	7,703
Loss on disposal of property and equipment and intangibles	20	7
Change in fair value of earn-out liability	10,898	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(2,336)	(408)
Net investment in leases	(2,570)	(1,677)
Inventories	(3,803)	(3,641)
Income taxes	(55)	(1,181)
Prepaid expenses and other assets	(349)	(1,133)
Right of use operating lease assets	141	588
Accounts receivable, non-current	(4,856)	(2,989)
Accounts payable	6,148	1,995
Accrued payroll and related taxes	1,436	(1,266)
Accrued expenses and other liabilities	6,799	2,902
Net cash provided by (used in) operating activities	1,354	(2,975)
Cash flows from investing activities
Payments related to acquisition	—	(79,829)
Purchases of property and equipment	(1,731)	(1,221)
Intangible assets expenditures	(113)	(187)
Net cash used in investing activities	(1,844)	(81,237)
Cash flows from financing activities
Proceeds from issuance of note payable	—	30,000
Proceeds from revolving line of credit	—	25,000
Payments on note payable	(5,250)	—
Payments of deferred debt issuance costs	(39)	(211)
Taxes paid for net share settlement of performance and restricted stock units	—	(1,157)
Proceeds from exercise of common stock options	152	3,584
Proceeds from the issuance of common stock from the employee stock purchase plan	824	1,542
Net cash (used in) provided by financing activities	(4,313)	58,758
Net decrease in cash and cash equivalents	(4,803)	(25,454)
Cash and cash equivalents – beginning of period	28,229	47,855
Cash and cash equivalents – end of period	$23,426	$22,401

Supplemental cash flow disclosure
Cash paid for interest	$1,433	$—
Cash paid for taxes	$29	$1,541
Capital expenditures incurred but not yet paid	$16	$—

The following table summarizes revenue by product line for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2022	2021	2022	2021
Revenue
Lymphedema products	$54,214	$51,636	$146,502	$145,468
Airway clearance products	11,048	861	26,383	861
Total	$65,262	$52,497	$172,885	$146,329

Percentage of total revenue
Lymphedema products	83%	98%	85%	99%
Airway clearance products	17%	2%	15%	1%
Total	100%	100%	100%	100%

The following table contains a reconciliation of gross margin to non-GAAP gross margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Margin to Non-GAAP Gross Margin
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2022	2021	2022	2021
Gross profit, as reported	$46,794	$36,968	$123,879	$103,403
Gross margin, as reported	71.7%	70.4%	71.7%	70.7%
Reconciling items affecting gross margin:
Non-cash intangible amortization expense	$312	$84	$933	$104
Inventory write-offs	—	588	—	588
Inventory purchase price adjustments	—	50	—	50
Non-GAAP gross profit	$47,106	$37,690	$124,812	$104,145
Non-GAAP gross margin	72.2%	71.8%	72.2%	71.2%

The following table contains a reconciliation of GAAP operating loss to non-GAAP operating income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income (Loss)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2022	2021	2022	2021
GAAP operating loss	$(1,620)	$(1,367)	$(20,608)	$(5,527)
Reconciling items affecting operating loss:
Non-cash intangible amortization expense impacting gross profit	$312	$84	$933	$104
Inventory write-offs	—	588	—	588
Inventory purchase price adjustments	—	50	—	50
Non-cash intangible amortization expense impacting operating expenses	645	195	1,936	294
Acquisition costs & expenses	—	774	—	774
Change in fair value of earn-out	3,348	—	10,898	—
Litigation defense costs	928	631	3,277	2,352
Executive transition expenses	290	—	290	186
Non-GAAP operating income (loss):	$3,903	$955	$(3,274)	$(1,179)

The following table contains a reconciliation of GAAP net loss to non-GAAP net income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2022	2021	2022	2021
GAAP net loss	$(2,279)	$(3,355)	$(22,487)	$(4,316)
Reconciling items affecting net loss:
Non-cash intangible amortization expense impacting gross profit	$312	$84	$933	$104
Inventory write-offs	—	588	—	588
Inventory purchase price adjustments	—	50	—	50
Non-cash intangible amortization expense impacting operating expenses	645	195	1,936	294
Acquisition costs & expenses	—	774	—	774
Change in fair value of earn-out	3,348	—	10,898	—
Litigation defense costs	928	631	3,277	2,352
Executive transition expenses	290	—	290	186
Income tax (expense) benefit on reconciling items*	(1,381)	(581)	(4,334)	(1,087)
Non-GAAP net income (loss)	$1,863	$(1,614)	$(9,487)	$(1,055)
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net loss to Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(Dollars in thousands)	2022	2021	$	%	2022	2021	$	%
Net loss	$(2,279)	$(3,355)	$1,076	(32)%	$(22,487)	$(4,316)	$(18,171)	N.M. %
Interest expense, net	738	105	633	N.M. %	1,778	121	1,657	N.M. %
Income tax (benefit) expense	(77)	1,868	(1,945)	(104)%	114	(1,365)	1,479	(108)%
Depreciation and amortization	1,655	863	792	92%	4,670	2,150	2,520	117%
Stock-based compensation	2,560	2,588	(28)	(1)%	7,681	7,703	(22)	(0)%
Impairment charges and inventory write-offs	—	588	(588)	(100)%	—	588	(588)	(100)%
Acquisition costs	—	824	(824)	(100)%	—	824	(824)	(100)%
Change in fair value of earn-out	3,348	—	3,348	—	10,898	—	10,898	—
Litigation defense costs	928	631	297	47%	3,277	2,351	926	39%
Executive transition costs	290	—	290	—%	290	186	104	56%
Adjusted EBITDA	$7,163	$4,112	$3,051	74%	$6,221	$8,242	$(2,021)	(25)%

Investor Inquiries:

Mike Piccinino, CFA

ICR Westwicke

443-213-0500

investorrelations@tactilemedical.com